Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

August 22, 2011

iPath Exchange Traded Notes iPath® Pure Beta Broad Commodity ETN ¹ Investors may redeem at least 50,000 units of the iPath® Pure Beta Broad Commodity ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. The iPath® Pure Beta Broad Commodity ETN is linked to the Barclays Capital Commodity Index Pure Beta TR (the “Index”) and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index, while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Barclays Capital Pure Beta Series 2 Methodology. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption1, based on the performance of the index less investor fees. In addition, the issuer may redeem the ETNs at its sole discretion on any trading day prior to maturity. NOTE DETAILS Ticker BCM Intraday indicative value ticker BCM.IV Bloomberg index ticker BCC1C1PT CUSIP 06740P114 Primary exchange NYSE Arca Yearly fee* 0.70% Futures execution cost* 0.10% Inception date 04/20/11 Maturity date 04/18/41 Index Barclays Capital Commodity Index Pure Beta TR * The investor fee is equal to the Yearly Fee times the closing indicative value of your securities times the daily index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value of your securities on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365. The index factor on any index business day will be equal to the closing indicative value of the index on that index business day divided by the closing level of the index on the immediately preceding index business day. In addition, on each calendar day, a “futures execution cost” will be charged and deducted from the closing indicative note value of each ETN. The effect of the futures execution cost accumulates over time and is subtracted at a rate of 0.10% per year. See the applicable prospectus for more details. INDEX COMMODITY GROUPS Energy 37.19% Agriculture 22.18% Precious Metals 21.95% Industrial Metals 16.28% Livestock 2.38% Source: Barclays Capital, as of 06/30/11. Subject to change. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AAMoody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 6/30/11) 3-MONTH RETURN % 6-MONTH RETURN % 1-YEAR RETURN % STANDARD DEVIATION % ANNUALIZED* Barclays Capital Commodity Index Pure Beta TR -4.84 n/a n/a n/a Dow Jones-UBS Commodity Index Total ReturnSM -6.73 -2.58 25.91 n/a S&P GSCI® Total Return Index -7.94 2.71 26.11 n/a S&P GSCI® Crude Oil Total Return Index -12.07 -3.39 11.17 n/a S&P 500 Index 0.10 6.02 30.69 n/a Barclays Capital U.S. Aggregate Bond Index 2.29 2.72 3.90 n/a MSCI EAFE Index 1.56 4.98 30.36 n/a * Based on monthly returns for 06/06 - 06/11. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

iPath® Pure Beta Broad Commodity ETN FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com Index Description: The Barclays Capital Commodity Index Pure Beta TR is comprised of a basket of exchange traded futures contracts. However, unlike many commodity indices which roll their exposure to the corresponding futures contract on a monthly basis in accordance with a pre-determined roll schedule, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Capital Pure Beta Series 2 Methodology. The Index inception date was January 31, 2011. In addition, the Index reflects the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. TOP TEN CONTRACTS INCLUDED IN THE BARCLAYS CAPITAL COMMODITY INDEX PURE BETA TR* COMMODITY TICKER WEIGHTING TRADING FACILITY COMMODITY GROUP Crude Oil CL 18.00% NYM Energy Gold GC 17.88% NYM Precious Metals Crude CO 7.88% IPE Energy Soybean S 7.33% CBT Agriculture Copper LP 6.47% LME Industrial Metals Corn C 5.79% CBT Agriculture Aluminium LA 5.22% LME Industrial Metals Silver SI 4.07% NYM Precious Metals Gas Oil QS 3.24% ICE Energy Natural Gas NG 2.89% NYM Energy * As of 06/30/11. Source: UBS Securities LLC, Dow Jones Indexes, NYM–NYMEX Division New York Mercantile Exchange, CBT–Chicago Board of Trade, CME–Chicago Mercantile Exchange, LME–London Metal Exchange, CMX–COMEX Division–New York Mercantile Exchange, NYF-ICE Futures U.S. An investment in iPath ETNs involves risks, including possible loss of principal. Barclays Bank PLC as issuer may redeem a series of Securities (in whole but not in part) at its sole discretion on any trading day on or after the inception date until and including maturity. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC’s right to redeem the Securities. For a description of the main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways. For iPath ETNs linked to the performance of an index that involves the application of the Pure Beta Series 2 Methodology, an investment in such iPath ETNs may underperform compared to an investment in instruments linked to the reference index to which the Pure Beta Series 2 Methodology is applied. The Pure Beta Series 2 Methodology may result in allocation to futures contracts that increase negative roll yields. Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, ggggor registered trademarks are the property, and used with the permission, of their respective owners. iP-0418-0811 Not FDIC Insured No Bank Guarantee May Lose Value iP-BCM-I0611